Exhibit 5.1


                      [Letterhead of Raiford & Dixon, LLP]



January 8, 2002



Board of Directors
InnerSpace Corporation
201 Allen Road NE, Suite 310
Atlanta, Georgia 30328

         Re: Statement on Form S-8

Dear Board Members:

         We have acted as special counsel to InnerSpace Corporation (the "Company") in connection with the proposed issuance by the Company of up to 4,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock") of the Company, which may be issued pursuant to the Company's 2002 Stock Incentive Plan (the "Plan"), as such number of shares may be increased in accordance with Plan in the event of a merger, consolidation, reorganization, liquidation, recapitalization, stock dividend, stock split, or similar event involving the Company.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                          Very truly yours,

                                          RAIFORD & DIXON, LLP

                                          By:      /s/ A. Todd Merolla
                                                   ---------------------
                                                   A. Todd Merolla




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